Exhibit 3.4

THIRD AMENDMENT TO

BYLAWS

OF

EDGE PETROLEUM CORPORATION

The following amendment to the Bylaws was adopted by the Board of Directors of Edge Petroleum Corporation (the “Corporation”) on October 21, 2008:

Section 2.5(b) of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

(b)           Record Date.  For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive a distribution by the Corporation (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of  stockholders, such date in any case to be not more than 60 days and, in the case of a meeting of stockholders, not less than ten days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.  The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.  For the avoidance of doubt, the term “action,” when used in this Section 2.5(b) with respect to a meeting of stockholders, shall mean the convening of such meeting, and the record date for such meeting shall be effective for any adjournment or adjournments thereof (unless the Board of Directors fixes a new record date), regardless of whether, because of adjournment or otherwise, the business to be conducted at such meeting is completed within 60 days of the record date.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Section 7.3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held.